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                          AGREEMENT AND PLAN OF MERGER


                                     among


                             THE TENERE GROUP, INC.


                                      and


                   FLORIDA PHYSICIANS INSURANCE COMPANY, INC.


                                      and


                          TGI ACQUISITION CORPORATION





                               -----------------

                                October 2, 1998

                               -----------------


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
                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is made this 2nd day of October, 1998, among FLORIDA PHYSICIANS INSURANCE COMPANY, INC., a Florida corporation ("FPIC"), TGI ACQUISITION CORPORATION, a Florida corporation ("Acquisition Corporation"), and THE TENERE GROUP, INC., a Missouri corporation ("Tenere").


                                P R E A M B L E


         The Board of Directors of FPIC, Acquisition Corporation and Tenere deem it in the best interests of each corporation, and in the best interest of their respective shareholders that FPIC acquire all of the outstanding stock of Tenere through the merger of Acquisition Corporation into Tenere in accordance with the terms and conditions hereinafter set forth (the "Merger").

         ACCORDINGLY, FPIC, Acquisition Corporation and Tenere hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

         Section 1.1 Surviving Corporation. In accordance with the provisions of this Agreement, the General and Business Corporation Law of Missouri (the "GBCLM") and the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as defined in Section 1.6), Acquisition Corporation shall be merged with and into Tenere, and Tenere shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Missouri. The name of the Surviving Corporation shall be "The Tenere Group, Inc." At the Effective Time, the separate existence of Acquisition Corporation shall cease.

         Section 1.2 Articles of Incorporation. The Articles of Incorporation of Tenere, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.3 Bylaws. The Bylaws of Tenere, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4 Directors. The persons who are serving as directors of Tenere immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their resignation or their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         Section 1.5 Officers. The persons who are serving as officers of Acquisition Corporation immediately prior to the Effective Time shall continue in their respective offices as the officers of the Surviving Corporation and shall hold such offices from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         Section 1.6 Effective Time. The Merger shall become effective at the time of filing of Articles of Merger (substantially in the form of Exhibit 1.6 hereto) (the "Articles of Merger") with the Secretary of State of Missouri and the Department of State of the State of Florida, in accordance with the provisions of Section 351.440 of the GBCLM and Section 607.1105 of the FBCA, respectively, or at the time specified as the effective time in the Articles of Merger. The date and time when the Merger becomes effective are herein referred to as the "Effective Time".

                                   ARTICLE 2

            EFFECT OF THE MERGER ON SHAREHOLDERS AND OPTION HOLDERS

         Section 2.1 Conversion of Tenere's Common Stock and Options and Acquisition Corporation's Common Stock.

                 (a) Tenere's Common Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Tenere ("Tenere's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for the Per Share Amount in cash. For purposes of this Agreement, the "Per Share Amount" shall mean the quotient, rounded to four decimal places, obtained by dividing (i) $20,600,000 by (ii) the sum of the aggregate number of shares of Tenere's Stock outstanding immediately prior to the Effective Time and the aggregate number of shares of Tenere's Stock underlying all Options (as defined in Section 2.1(c) hereof) outstanding immediately prior to the cancellation of Options contemplated by Section 2.1(c) hereof.

                 (b) Acquisition Corporation's Common Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Acquisition Corporation ("Acquisition Corporation's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of issued, outstanding, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. All certificates that immediately prior to the Effective Time represented the outstanding common stock of Acquisition Corporation shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such common stock of Acquisition Corporation has been converted pursuant to this Section 2.1(b).

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

                 (c) Tenere Options. Prior to the Closing, Tenere shall cause each outstanding option to purchase shares of Tenere's Stock (an "Option"), whether or not then exercisable, to be canceled and converted into the right to receive an amount in cash equal to the product, rounded to four decimal places, of (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (ii) the number of shares subject to the Option.

         Section 2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Tenere's Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Tenere shareholder who (i) does not vote such shares in favor of the Merger and
(ii) files with Tenere a written objection to the Merger pursuant to the rights granted a dissenting shareholder under the GBCLM (the "Dissenting Shares") shall not be converted into the Per Share Amount as provided for in Section 2.1
(a) hereof but, rather, shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares in accordance with the GBCLM; provided however, that if any holder of Dissenting Shares shall subsequently be deemed to not be entitled to dissenter's rights, any of the Dissenting Shares held by such shareholder shall thereupon be deemed to have been converted into the Per Share Amount as provided for in Section 2.1(a) hereof.

         Section 2.3      Exchange of Shares and Options.

                 (a) Exchange Agent. At or before the Effective Time, FPIC shall, or FPIC shall cause Acquisition Corporation to, deposit in immediately available funds with an exchange agent for Tenere's Stock and the Options, which exchange agent shall be selected by FPIC and shall be reasonably satisfactory to Tenere (the "Exchange Agent"), an amount (the "Exchange Fund") to be distributed to the Shareholders and the Optionees (as such terms are defined in Section 2.3(b)) that shall equal and be divided for payment with respect to Tenere's Stock and the Options as follows: (i) an aggregate amount for Tenere's Stock that is equal to the product of (x) the number of shares of Tenere's Stock issued and outstanding at the Effective Time (the "Tenere Stock Outstanding") multiplied by (y) the Per Share Amount, plus (ii) an aggregate amount for the Options that is equal to (x) the product of the Per Share Amount and the aggregate number of shares of Tenere's Stock underlying all of the Options, minus (y) the sum of the amounts obtained for each Option by multiplying the exercise price per share of each Option by the number of shares of Tenere's Stock underlying each Option (the "Aggregate Option Exercise Price"). The parties shall use the information and amounts designated on
Schedule 4.1(e) (as revised pursuant to Section 3.9) as in effect at the Closing Date to determine the Shareholders, the Optionees, the Tenere Stock Outstanding, the Options and the Aggregate Option Exercise Price. The exchange agreement to be entered into by FPIC or Acquisition Corporation with the Exchange Agent shall provide that out of the Exchange Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 2.1(a) and 2.2 and 2.3 to each Shareholder and Optionee listed on
Schedule 4.1(e), as such Schedule may be revised in accordance with Section
3.9. Any amount remaining in the Exchange Fund after one year after the Effective Time may be transferred to the Surviving Corporation at its option; provided, however, that the



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

Surviving Corporation shall thereafter be liable for the cash payments required by Sections 2.1(a), 2.2 and 2.3. FPIC shall, or shall cause the Exchange Agent or the Surviving Corporation, as the case may be, to, make the payments required by Sections 2.1(a), 2.2 and 2.3 solely to the Shareholders and the Optionees listed on Schedule 4.1(e) (as revised pursuant to Section 3.9) as in effect at the Effective Time.

                 (b) Payment Procedure. As promptly as practicable, but not later than five business days, after the Effective Time, the Exchange Agent shall mail and make available to each holder of record ("Shareholder") of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Tenere's Stock (a "Certificate") and to each holder of record of an Option (an "Optionee"), a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Options shall pass, only upon delivery of the Certificates and the Options. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the persons entitled thereto the amount, rounded to the nearest cent, determined by multiplying (x) the number of shares of Tenere's Stock represented by the Certificate by (y) the Per Share Amount. Upon surrender to the Exchange Agent of an Option together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the Optionee the amount, rounded to the nearest cent, determined by multiplying (x) the amount by which the Per Share Amount exceeds the exercise price per share subject to such Option and (y) the number of shares subject to such Option. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate or an Option. If a Shareholder or an Optionee requests that payment be made to a person other than the one in whose name the Certificate or Option surrendered, as the case may be, is registered, it shall be a condition of payment that the Certificate or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Option surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), (i) each Certificate shall represent for all purposes only the right to receive, upon such surrender, an amount in cash rounded to the nearest cent, equal to the Per Share Amount per share of Tenere's Stock being converted and (ii) each Option shall represent for all purposes only the right to receive, upon such surrender, an amount equal to the product, rounded to the nearest cent, of (x) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (y) the number of shares subject to the Option.

                 (c)      Lost, Stolen or Destroyed Certificates or Options.
In the event any Certificate or Option shall have been lost, stolen or destroyed, upon delivery to the Surviving Corporation of an affidavit of that fact by the person claiming such Certificate or Option to be lost, stolen or destroyed and the delivery of such other documents as the Surviving Corporation may reasonably request, the Surviving Corporation shall deliver or cause to be delivered the amount of money deliverable in respect of such lost, stolen or destroyed Certificate or Option as determined in accordance with this Article 2; provided, however, that the Board of Directors of



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

the Surviving Corporation may, as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate or Option to provide to the Surviving Corporation a bond in favor of the Surviving Corporation, from an issuer satisfactory to the Surviving Corporation and in an amount equal to the value of the shares of Tenere's Stock represented by such Certificate or the value of such Option, as the case may be, at the Effective Time or such other security as the Surviving Corporation shall reasonably deem necessary, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate or Option alleged to have been lost, stolen or destroyed.

         Section 2.4      No Further Rights.       From and after the Effective
Time, the holders of Certificates shall cease to have any rights as shareholders of the Surviving Corporation, except as provided herein or by law.

         Section 2.5 Closing of Tenere's Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Tenere's Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration payable pursuant to this Article 2.

                                   ARTICLE 3

                               CERTAIN AGREEMENTS

         Section 3.1 Due Diligence. FPIC shall have the right from the date hereof and continuing until the Closing Date to inspect the books and records and assets of Tenere and the Subsidiaries, and Tenere shall cooperate, and cause the Subsidiaries to cooperate, with such investigation in accordance with Section 5.1(a) hereof.

         Section 3.2 Communications With Agents, Employees or Policyholders. Tenere shall not, and shall cause the Subsidiaries and any other Affiliates (as defined in Section 3.4(a)) not to, communicate with any insurance agents or policyholders of Intermed, Interlex or any employees of ISI regarding this Agreement or the transactions contemplated herein, other than communications that are approved by FPIC or oral responses to unsolicited inquiries and, with respect to communications with employees, those communications necessary in connection with the consummation of the transactions contemplated by this Agreement. FPIC shall have the right to participate in the communications permitted by this Section.

         Section 3.3 Shareholder Approval. As soon as reasonably practicable, Tenere shall send notice to the Shareholders and conduct a Shareholders meeting or otherwise obtain Shareholder approval for this Agreement and the Merger in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), the GBCLM and any other applicable laws. Tenere shall permit FPIC to review all materials to be sent to the Shareholders in connection with obtaining such Shareholder approval. All such



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materials and the methods of solicitation shall be submitted to FPIC for approval, which approval shall not be unreasonably withheld. Subject to Section 3.4, Tenere shall recommend to the Shareholders that the Shareholders approve this Agreement and the Merger. Tenere shall from time to time notify FPIC of the percentage of the outstanding shares of Tenere's Stock as to which Shareholders have delivered to Tenere written objection to the Merger pursuant to their dissenters' rights under Section 351.455 of the GBCLM and shall immediately notify FPIC if Shareholders holding more than ten percent of the outstanding shares of Tenere's Stock deliver such written objection.

         Section 3.4 No Solicitation.

                     (a) No Solicitation by Tenere. Subject to Section 3.4(c) hereof, Tenere shall not, nor shall it permit any of the Subsidiaries or its other Affiliates to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of Tenere or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Tenere Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Tenere Takeover Proposal, (iii) initiate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Tenere Takeover Proposal or (iv) furnish any information with respect to the making of any proposal that constitutes, or may reasonably be expected to lead to, any Tenere Takeover Proposal. For purposes of this Agreement, a "Tenere Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates (as defined below), for a merger or other business combination involving Tenere or any of the Subsidiaries, directly or indirectly, (ii) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire from Tenere or any of its Affiliates in any manner, directly or indirectly, any of the capital stock of Tenere or any of the Subsidiaries or 10% or more of the assets of Tenere or any of the Subsidiaries, (iii) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire from the shareholders of Tenere by tender offer, exchange offer or otherwise any of Tenere's Stock or (iv) any proposal or offer, other than a proposal or offer by FPIC or any of its Affiliates, to acquire the right to vote 50% or more of the capital stock of Tenere or any of the Subsidiaries. For purposes of this Agreement, an "Affiliate" of any person or entity means any other person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity, whether through equity ownership, voting rights or otherwise.

                     (b) No Change of Approval. Subject to Section 3.4(c) hereof, neither Tenere, the Board of Directors of Tenere nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by Tenere, the Board of Directors of Tenere or any committee thereof of this Agreement or the Merger or take any action having such effect or (ii) announce, approve or recommend any Tenere Takeover Proposal.

                     (c) Tenere Superior Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Board of Directors of Tenere from furnishing



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

information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Tenere Takeover Proposal if: (A) the Board of Directors of Tenere, after consultation with and receiving the advice of its outside legal counsel, determines in good faith that such action is necessary or required for the Board of Directors of Tenere to comply with its fiduciary duties to the Shareholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tenere discloses to FPIC that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof, (C) prior to furnishing such information to such person or entity, Tenere receives from such person or entity an executed confidentiality agreement with terms not more favorable to such person than the terms contained in the Confidentiality Agreement between FPIC Insurance Group, Inc. and Tenere and (D) Tenere keeps FPIC informed promptly of the status (including the terms) of any such discussions or negotiations. In addition, notwithstanding the foregoing, if the Board of Directors of Tenere receives an unsolicited Tenere Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside legal counsel), it determines to be a Tenere Superior Proposal (as hereinafter defined), the Board of Directors of Tenere may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following FPIC's receipt of written notice (a "Tenere Notice of Superior Proposal") advising FPIC that the Board of Directors of Tenere has received a Tenere Takeover Proposal that it has determined to be a Tenere Superior Proposal, specifying the principal terms and conditions of such Tenere Superior Proposal and identifying the person making such Tenere Superior Proposal. For purposes of this Agreement, a "Tenere Superior Proposal" means any bona fide Tenere Takeover Proposal to merge or combine with Tenere or to acquire, directly or indirectly, more than 50% of Tenere's Stock or of Intermed's and Interlex' voting stock then outstanding or a material amount of the assets of Tenere and the Subsidiaries, taken as a whole, on terms that the Board of Directors of Tenere determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be materially more favorable to the Shareholders than the Merger.

                     (d) Termination Upon Change. If Tenere, the Board of Directors of Tenere or any committee thereof shall (i) withdraw or modify the approval or recommendation by Tenere, the Board of Directors of Tenere or any such committee of this Agreement or the Merger or take any action having such effect, or (ii) announce, approve or recommend any Tenere Takeover Proposal, FPIC may terminate this Agreement.

                     (e) Notification by Tenere. In addition to the other obligations of Tenere set forth in this Section 3.4, Tenere shall promptly advise FPIC orally and in writing of the receipt of any Tenere Takeover Proposal or any proposal, discussion or overture that might lead to a Tenere Takeover Proposal.

                     (f)  Breakup Fee.   In the event Tenere, its Board of
Directors or a committee thereof or any representative or Affiliate of Tenere shall (i) withdraw or modify the approval or


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

recommendation of approval of this Agreement or the Merger by Tenere or its Board of Directors, or a committee thereof, or take any action having such effect, or (ii) approve or recommend, or propose to approve, recommend, present or otherwise disclose in any manner to the Tenere shareholders (including any recommendation, presentation, disclosure or approval contemplated by Rule 14e-2(a) of the Exchange Act), any Tenere Takeover Proposal, and either (i) the shareholders of Tenere do not approve the Merger or (ii) Tenere or FPIC terminates this Agreement pursuant to this Section 3.4, then Tenere shall immediately thereafter pay FPIC a fee of $600,000 in cash.

         Section 3.5 Employee Matters. Prior to the Closing, Tenere shall (i) terminate or cause to be terminated the employment of such of the Companies' employees as FPIC shall specify to Tenere and (ii) (a) pay or cause to be paid to any such terminated employees who have Employment Agreements with a Company (as specified in Schedule 4.1(ff) to this Agreement) the amounts required to be paid to such employees arising from such terminations under such Employment Agreements or the Companies' existing benefit plans or arrangements or otherwise required by applicable law and (b) pay or cause to be paid to any such terminated employees who do not have employment agreements with a Company the amounts, if any, required to be paid to such employees arising from such terminations under the Companies' existing policies, benefit plans or arrangements or otherwise required by applicable law. All amounts required to be paid pursuant to the immediately preceding sentence shall be reflected on the Companies' books prior to the Closing. Tenere shall use commercially reasonable efforts to cause each employee of a Company who FPIC desires to remain employed by that Company following the Closing to agree prior to the Closing (which agreement shall be pursuant to a written agreement if FPIC so elects) to remain so employed subsequent to the Closing.

         Section 3.6 Certain Adjustments. Prior to the Closing, Tenere shall cause Intermed and Interlex to make such conforming adjustments to their loss reserves and shall make or cause to be made such other adjustments to its and the Subsidiaries books and financial statements as FPIC and its advisors deem appropriate; provided, that such adjustments shall not violate generally accepted accounting principles ("GAAP").

         Section 3.7 Reinsurance Agreements. FPIC and Tenere shall in good faith attempt to agree upon terms pursuant to which Intermed's and Interlex' existing reinsurance agreements shall be terminated as of the Closing Date and replaced with mutually acceptable alternative reinsurance arrangements. In the event FPIC and Tenere so mutually agree, they shall cooperate in good faith to effect such termination of Intermed's and Interlex' existing reinsurance agreements and the implementation of such alternative arrangements as of the Closing Date.

         Section         3.8 List of Shareholders and Optionees. At the
Closing, Tenere shall cause its transfer agent to provide to FPIC a certified list of the Shareholders and the Optionees as of the Closing.


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

         Section 3.9 Directors' and Officers' Indemnification. From and after the Effective Time, FPIC shall cause to be maintained all duties and obligations of indemnification of Tenere and the Subsidiaries pertaining to the period prior to the Effective Time in favor of employees, agents, directors or officers of Tenere and each of the Subsidiaries arising by virtue of its Articles of Incorporation or Bylaws or arising by operation of applicable law, and shall cause such duties and obligations to continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Representations and Warranties of Tenere. Tenere represents, warrants and, to the extent that an item relates to a future time period, covenants to FPIC and Acquisition Corporation as follows:

                     (a) Tenere Organization and Good Standing; Authority to Conduct Business. Tenere is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Tenere has all requisite corporate power and authority to carry on its businesses as presently conducted and to own or lease and to operate its properties as currently operated. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws and all amendments thereto of Tenere, which have heretofore been delivered to FPIC, are true and complete. Tenere is not in violation of any term of its Articles of Incorporation or Bylaws.

                     (b) Power and Authority. Tenere has all requisite power and authority to execute, deliver and, subject to the approval of this Agreement by the Shareholders, perform this Agreement, the Articles of Merger and any other agreements or instruments contemplated hereby to be executed by it. The execution, delivery and performance by Tenere of this Agreement, the Articles of Merger and any other agreements or instruments contemplated hereby to be executed by it have been duly authorized by all requisite corporate action on behalf of Tenere and except for obtaining the approval of this Agreement by the Shareholders, no other authorizations or approvals by the Board of Directors or Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes, and each of any other agreements or instruments contemplated hereby to be executed by Tenere will constitute when executed and delivered, valid and legally binding obligations of Tenere enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

                     (c) No Conflicts. The execution and delivery of this Agreement and any other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Tenere in accordance with the terms hereof and thereof, upon receipt of the consents and approvals contemplated by Section 4.1(d), will not violate any existing


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

provision of the Articles of Incorporation, Bylaws or any other organizational documents of Tenere, Intermed, Interlex, ISI or any other Subsidiary or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to Tenere, Intermed, Interlex, ISI or any other Subsidiary or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which Tenere, Intermed, Interlex, ISI or any other Subsidiary is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.
                     (d)  Consents and Approvals.  Except as set forth on
Schedule 4.1(d), no consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission, or any third party is required to be obtained or made by Tenere, Intermed, Interlex, ISI or any other Subsidiary in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other agreements and instruments contemplated hereby or the conversion of the shares of Tenere's Stock.

                     (e) Capital Structure of Tenere. The authorized capital stock of Tenere consists solely of 7,000,000 shares of Common Stock, par value $.01 per share, of which 1,999,774 shares are issued and outstanding (the "Outstanding Tenere Shares"), and 500,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued and outstanding. The Outstanding Tenere Shares constitute the only issued and outstanding capital stock of Tenere. All of the Outstanding Tenere Shares are owned of record as of the date of this Agreement by the shareholders listed on Schedule 4.1(e) to this Agreement. All of the Outstanding Tenere Shares have been duly authorized and are validly issued, fully paid and nonassessable, and, except as listed on
Schedule 4.1(e), there are no existing or outstanding securities convertible into capital stock of Tenere, or options, warrants, calls, commitments, or agreements, other than this Agreement, of any character that relate to the authorization, issuance, delivery, sale, purchase or redemption by Tenere of shares of capital stock of Tenere or that require any payments in any manner indexed or otherwise pertaining to capital stock of Tenere.

                     (f) Subsidiaries. Each corporation, partnership, joint venture or other entity in which Tenere owns directly or indirectly a voting or other equity interest (each a "Subsidiary") is set forth on Schedule 4.1(f), and except as set forth therein, Tenere has no Subsidiaries. Tenere owns beneficially and of record all of the outstanding capital stock of each Subsidiary. The authorized capital stock of Intermed consists solely of 800,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and owned beneficially and of record by Tenere. The authorized capital stock of Interlex consists solely of 800,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and owned beneficially and of record by Intermed. The authorized capital stock of ISI consists solely of 300 shares of Common Stock, par value $100.00 per share, of which Five shares are issued and outstanding and owned beneficially and of record by Intermed. There are no outstanding rights or options to acquire, nor any outstanding securities convertible into capital stock of any class of any Subsidiary. The authorized capital stock of Trout Insurance Services, Inc. ("Trout") consists solely of 30,000 shares of common stock, par value $1.00 per share, of which 500 shares are issued and outstanding and all of which 500 shares are owned beneficially and of record by Intermed. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All such shares are free and clear of any and all liens, charges, security interests and other encumbrances and claims and none of such shares is the subject of any agreement under which any such lien, charge, security interest or other encumbrance or claim might arise. The copies of the Articles of Incorporation and all amendments thereto and of the Bylaws and all amendments thereto of each Subsidiary, which have heretofore been delivered to FPIC, are true and complete. No Subsidiary is in violation of any term of its Articles of Incorporation or Bylaws.

                     (g) Organization and Good Standing of ISI; Authority to Conduct Business. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. ISI has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated.

                     (h) Organization and Good Standing of Intermed; Authority to Conduct Business. Intermed is a stock insurance company, duly organized, validly existing and in good standing under the laws of the State of Missouri. Intermed has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated. Intermed is duly licensed and in good standing to write the lines of insurance and otherwise to do business in the states and jurisdictions as set forth in Schedule 4.1(h) hereto. Tenere has delivered to FPIC correct and complete copies of all of the insurance licenses of Interlex certified by the Secretary of Intermed, all of which are in full force and effect. Intermed has full power and authority to write all the lines of insurance shown on the insurance licenses of Intermed. Intermed is not transacting any insurance or reinsurance or other business in any state requiring a license therefor in which it is not so licensed.

                     (i) Organization and Good Standing of Interlex; Authority to Conduct Business. Interlex is a stock insurance company, duly organized, validly existing and in good standing under the laws of the State of Missouri. Interlex has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated. Interlex is duly licensed and in good standing to write the lines of insurance and otherwise to do business in the states and jurisdictions as set forth in Schedule 4.1(i) hereto. Tenere has delivered to FPIC correct and complete copies of all of the insurance licenses of Intermed certified by the Secretary of Interlex, all of which are in full force and effect. Interlex has full power and authority to write all the lines of insurance shown on the insurance licenses of Interlex. Interlex is not transacting any insurance or reinsurance or other business in any state requiring a license therefor in which it is not so licensed.

                     (j) Organization and Good Standing of Trout. Trout is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. Trout has no assets, no liabilities, and conducts no business in Missouri or elsewhere.

                     (k) Tenere Financial Statements. Tenere has delivered to FPIC complete and correct copies of (i) the audited consolidated balance sheets of Tenere and the Subsidiaries as of December 31, 1997 and 1996, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 and 1996, inclusive, together with the notes thereto, as reported in Tenere's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission (the "SEC") under the Exchange Act, in each case accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to Tenere (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of Tenere and the Subsidiaries and the related unaudited consolidated statements of income and cash flows as reported in Tenere's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998 (the "Quarterly Financial Statements" and collectively with the Audited Financial Statements, the "Tenere Financial Statements"). Prior to the Closing, Tenere will deliver to FPIC complete and correct copies of the unaudited consolidated balance sheet of Tenere and the Subsidiaries and the related unaudited consolidated statements of income and cash flows as reported in Tenere's Quarterly Report on Form 10-Q for each subsequent quarter ended at least 45 days prior to the Closing (the "Additional Financial Statements").
The Tenere Financial Statements (including the notes thereto) have been (and all Additional Financial Statements delivered to FPIC pursuant to this Agreement will be), in each such case, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of the Quarterly Financial Statements and the Additional Financial Statements, as permitted by Form 10-Q). The Tenere Financial Statements (including the notes thereto) present fairly in all material respects (and the Additional Financial Statements will present fairly in all material respects) the financial position, the assets and the liabilities (whether absolute, accrued, contingent, or otherwise) of Tenere and the Subsidiaries as of the respective dates thereof and the results of operations and changes in shareholders' equity and cash flows for the respective periods then ended, all in accordance with GAAP (except in the case of the Quarterly Financial Statements and the Additional Financial Statements, as permitted by Form 10-Q). The Tenere Financial Statements (including the notes thereto) comply in all material respects (and the Additional Financial Statements will comply in all material respects) with applicable accounting requirements and, with respect to form, with the rules, regulations and requirements of the SEC with respect thereto. The books and records of Tenere and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Except as disclosed in the Tenere Financial Statements and reports delivered pursuant to this Section, neither Tenere nor any of the Subsidiaries has any debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Tenere or any of the Subsidiaries. As used in this Agreement, the term "Material Adverse Effect" means with respect to any person, any circumstance, event, change or occurrence that (i) is material and adverse to the assets, liabilities, operations, financial condition, results of operations or business of such person, or (ii) materially impairs the ability of such person to perform its obligations under this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) changes directly resulting from actions required by this Agreement or (c) any additional amounts of loss reserves recorded by Tenere or its Subsidiaries prior to the Closing.

                     (l) Tenere Undisclosed Liabilities. Neither Tenere nor any Subsidiary has any liabilities, whether absolute, accrued, contingent, matured, unmatured, or otherwise, except (a) as and to the extent reflected or reserved against on the Quarterly Financial Statements dated as of June 30, 1998, and (b) liabilities of a nature similar to those currently reflected on such financial statements incurred by Tenere solely in the ordinary course of business and consistent with prior practices that in the aggregate would not result in a Material Adverse Effect with respect to Tenere or any of the Subsidiaries, since the date of such financial statements.

                     (m) Intermed Financial Statements. Tenere has delivered to FPIC complete and correct copies of (i) the Quarterly Statements of Intermed filed with the Missouri Department of Insurance (the "Missouri Department") for the quarters ended March 31 and June 30, 1998 (the "Intermed Quarterly Statements"), (ii) the Annual Statements of Intermed filed with the Missouri Department for the years ended December 31, 1995, 1996 and 1997, together with the exhibits and schedules thereto (the "Intermed Annual Statements"), and
(iii) the audited statutory financial statements of Intermed for the years ended December 31, 1995, 1996 and 1997, together with the notes thereto (the "Intermed Audited Statutory Statements"). Tenere will promptly deliver to FPIC all additional quarterly or annual statements of Intermed filed with the Missouri Department prior to the Closing.

                     The (i) statutory financial statements (the "Intermed Statutory Statements") of Intermed contained in the Intermed Annual Statements and the Intermed Quarterly Statements and any additional quarterly or annual Statements of Intermed filed with the Missouri Department and (ii) Intermed Audited Statutory Statements, and any additional audited financial statements of Intermed delivered to FPIC, have been (or, if not yet delivered, will be), in each such case, prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners, the Missouri Department and any other applicable regulatory authorities ("SAP"), and such accounting practices have been applied on a consistent basis throughout the periods involved. The Intermed Audited Statutory Statements and each of the Intermed Statutory Statements present (or if not yet delivered, will present) fairly in all material respects the financial position, the assets and the liabilities (whether absolute, accrued, contingent, or otherwise) of Intermed as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flows for the respective periods then ended, all in accordance with SAP.

                     Since June 30, 1998, there has been no material adverse change in the composition, nature or risk characteristics (credit quality or otherwise) of Intermed's investment portfolio. Except as disclosed in the financial statements and reports delivered pursuant to this Section, Intermed has no debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Intermed.

                     All reserves, due and uncollected premiums and other related items with respect to insurance and annuity contracts as established or reflected in the Intermed Statutory Statements (i) were determined in accordance with commonly accepted actuarial standards consistently applied,
(ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions which produce reserves as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and the related reinsurance, coinsurance, and other similar contracts, (iv) met the requirements of the insurance laws and regulations of each applicable jurisdiction, and of the National Association of Insurance Commissioners model regulations and actuarial guidelines, and all appropriate standards of practice as promulgated by the Actuarial Standards Board, (v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Intermed Statutory Statements for the immediately preceding comparable period, and (vi) made good and sufficient provisions for the total amount of all matured and actuarially anticipated unmatured benefits, dividends, losses, claims, expenses and any other obligations and liabilities (whether absolute, accrued, contingent, or otherwise) of Intermed under all outstanding insurance and annuity contracts and reinsurance, coinsurance, and other similar contracts pursuant to which Intermed has or could have any obligation or liability (whether absolute, accrued, contingent or otherwise) as of the date of such Intermed Statutory Statements. Intermed owns assets that qualify as legal reserve assets under the insurance laws and regulations of each applicable jurisdiction in an amount at least equal to all such required reserves and other similar amounts.

                     (n) Intermed Undisclosed Liabilities. Intermed does not have, and as of the Closing Date will not have, any liabilities, whether absolute, accrued, contingent, matured, unmatured or otherwise, except (a) as and to the extent reflected or reserved against on the Intermed Quarterly Statement for the quarter ended June 30, 1998 and (b) liabilities of a nature similar to those currently reflected on such Intermed Quarterly Statement incurred by Intermed solely in the ordinary course of business and consistent with prior practices that except for liabilities incurred in connection with insurance polices, would not result in a Material Adverse Effect with respect to Intermed, since the date of such Intermed Quarterly Statement.

                     (o) Interlex Financial Statements. Tenere has delivered to FPIC complete and correct copies of (i) the Quarterly Statements of Interlex filed with the Missouri Department for the quarters ended March 31 and June 30, 1998 (the "Interlex Quarterly Statements"), (ii) the Annual Statements of Interlex filed with the Missouri Department for the years ended December 31, 1995, 1996 and 1997, together with the exhibits and schedules thereto (the "Interlex Annual Statements"), and (iii) the audited statutory financial statements of Interlex for the years ended December 31, 1995, 1996 and 1997, together with the notes thereto (the "Interlex Audited Statutory Statements"). Tenere will promptly deliver to FPIC all additional quarterly or annual statements of Interlex filed with the Missouri Department prior to the Closing.

                     The (i) statutory financial statements (the "Interlex Statutory Statements") of Interlex contained in the Interlex Annual Statements and the Interlex Quarterly Statements and any additional quarterly or annual Statements of Interlex filed with the Missouri Department and (ii) Interlex Audited Statutory Statements any additional audited financial statements of Intermed delivered to FPIC, have been (or, if not yet delivered, will be), in each such case, prepared in accordance with SAP, and such accounting practices have been applied on a consistent basis throughout the periods involved. The Interlex Audited Statutory Statements and each of the Interlex Statutory Statements present (or if not yet delivered, will present) fairly in all material respects the financial position, the assets, and the liabilities (whether absolute, accrued, contingent, or otherwise) of Interlex as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flows for the respective periods then ended, all in accordance with SAP.

                     Since June 30, 1998, there has been no material adverse change in the composition, nature or risk characteristics (credit quality or otherwise) of Interlex' investment portfolio. Except as disclosed in the financial statements and reports delivered pursuant to this Section, Interlex has no debts, obligations or liabilities, contingent or otherwise, that could result in a Material Adverse Effect with respect to Interlex.

                     All reserves, due and uncollected premiums and other related items with respect to insurance and annuity contracts as established or reflected in the Interlex Statutory Statements (i) were determined in accordance with commonly accepted actuarial standards consistently applied,
(ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that produce reserves as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and the related reinsurance, coinsurance, and other similar contracts, (iv) met the requirements of the insurance laws and regulations of each applicable jurisdiction, and of the National Association of Insurance Commissioners model regulations and actuarial guidelines, and all appropriate standards of practice as promulgated by the Actuarial Standards Board, (v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Interlex Statutory Statements for the immediately preceding comparable period, and (vi) made good and sufficient provisions for the total amount of all matured and actuarially anticipated unmatured benefits, dividends, losses, claims, expenses and any other obligations and liabilities (whether absolute, accrued, contingent, or otherwise) of Interlex under all outstanding insurance and annuity contracts and reinsurance, coinsurance, and other similar contracts pursuant to which Interlex has or could have any obligation or liability (whether absolute, accrued, contingent or otherwise) as of the date of such Interlex Statutory Statements. Interlex owns assets that qualify as legal reserve assets under the insurance laws and regulations of each applicable jurisdiction in an amount at least equal to all such required reserves and other similar amounts.

                     (p) Interlex Undisclosed Liabilities. Interlex does not have, and as of the Closing Date will not have, any liabilities, whether absolute, accrued, contingent, matured, unmatured or otherwise, except (a) as and to the extent reflected or reserved against on the Interlex Quarterly Statement for the quarter ended June 30, 1998, and (b) liabilities of a nature similar to those currently reflected on such Interlex Quarterly Statement and incurred by Interlex solely in the ordinary course of business and consistent with prior practices that, except for liabilities incurred in connection with insurance polices, would not result in a Material Adverse Effect with respect to Interlex, since the date of such Interlex Quarterly Statement.

                     (q) SEC Reports. Tenere has delivered to FPIC a complete copy of each (i) registration statement, prospectus, report (including but not limited to reports on Forms 10-K, 8-K and 10-Q), schedule and definitive proxy statement filed since March 1995 by Tenere with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or the Exchange Act (collectively, the "Tenere Reports") and (b) communication mailed by Tenere to its shareholders since March 1995 ("Shareholder Communication"). Tenere will promptly deliver to FPIC a complete copy of each registration statement, prospectus, report, schedule and definitive proxy statement filed by Tenere with the SEC pursuant to the Securities Act or the Exchange Act prior to the Closing and each communication mailed by Tenere to its shareholders prior to the Closing (collectively, the "Additional Documents"). No such Tenere Report, Shareholder Communication or Additional Document contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were (or are) made, not misleading. Tenere has timely filed all Tenere Reports and other documents required to be filed by it under the Securities Act or the Exchange Act and through the Closing Date will timely file all Additional Documents required to be filed by it under the Securities Act or the Exchange Act. As of their respective dates, all Tenere Reports complied (and all Additional Documents will comply) in all material respects with the rules, regulations and requirements of the SEC with respect thereto.

                     (r) Intercompany Accounts. Set forth in Schedule 4.1(r) is a complete and correct list and summary description of all intercompany accounts payable and receivable ("Intercompany Accounts") as June 30, 1998, between or among Tenere, Intermed, Interlex, ISI or any Affiliate thereof.

                     (s) Litigation. Except as set forth in Schedule 4.1(s) hereto, there is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or, to the best of the knowledge of Tenere, threatened, that might have a Material Adverse Effect (as defined below) on Tenere or any Subsidiary (Tenere and the Subsidiaries each being sometimes individually referred to herein as a "Company" and sometimes collectively referred to herein as the "Companies"), or that might materially adversely affect any registration or insurance license, or the value or marketability of any of the insurance products of Intermed or Interlex, or that questions the validity of this Agreement or any action taken or to be taken by any party pursuant hereto or in connection with the transactions contemplated hereby.

                     (t) Real and Personal Property. Tenere has provided to FPIC a list and summary description of all real and, as June 30, 1998, tangible personal property owned by each of the Companies, whether or not used or proposed to be used in any of the Companies' business (which together with the additions and deletions thereto in the ordinary course of business as permitted by this Agreement are hereinafter called the "Assets"). Each Company has, or prior to the Closing Date will have, good and indefeasible title to the Assets owned by such Company, free and clear of all liens, security interests and other encumbrances and claims, except for inchoate liens, liens for taxes not yet due and statutory liens as to which to the best knowledge of Tenere no dispute exists. None of the Companies uses or proposes to use any real or tangible personal property except as set forth in Schedule 4.1(t) or covered by a lease set forth in Schedule 4.1(u). All of the Assets are or will be, as the case may be, suitable for their intended use and are in good condition and repair, subject to ordinary wear and tear. The Assets constitute all of the real and tangible personal property necessary to conduct the business of each of the Companies as presently conducted. No real property owned or leased by any of the Companies is now, nor to Tenere's best knowledge has such property ever been, used for the generation, storage or disposal of hazardous wastes, hazardous substances, toxic wastes, petroleum products or other pollutants.

                     (u) Leases and Rental Contracts. Set forth in Schedule 4.1(u) hereto is a list and summary description of all leases and contracts under which any of the Companies leases, as lessor or lessee, or rents, any real or personal property. All such leases and contracts are in full force and effect without any existing default or breach thereunder.

                     (v) Contracts. Set forth in Schedule 4.1(v) hereto (with Section references corresponding to those set forth below) is a complete and correct list as of the date hereof of all written or oral agreements, contracts and commitments, with an annual cost or benefit to any of the Companies of, unless otherwise indicated, $10,000 or more (the "Contracts"), to which any of the Companies is a party or by which any of the Companies is bound or otherwise affected as of the date hereof (other than insurance contracts sold by Intermed or Interlex in the ordinary course of business), including: (i) mortgages, indentures, security agreements, loan and credit agreements and other agreements and instruments relating to the borrowing of money or evidence of credit where any of the Companies is debtor, (ii) agreements or other arrangements with insurance agents and agencies and third party administrators pursuant to which Intermed or Interlex or an Affiliate thereof has paid $10,000 or more in commissions or other consideration during the calendar year 1996, 1997 or 1998, (iii) contracts for the provision of data-processing services,
(iv) finder's, franchise, distribution, sales or brokerage agreements, (v) contracts or options to purchase or sell real property, (vi) contracts for the purchase of materials, supplies or equipment, or for providing services, (vii) contracts, arrangements or treaties with any party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance, or indemnification with respect to insurance currently being provided directly or indirectly by Intermed or Interlex or regarding the management of any portion of Intermed's or Interlex' business or regarding the sale by Intermed or Interlex of its products through any other company or the sale by any other company of its products through it, (viii) contracts with any entity that is an Affiliate of the Companies or with any officer or director of any of the Companies or any officer or director of any other entity that is an Affiliate of the Companies, or to the best knowledge of Tenere any corporation controlled by such officer or director, (ix) agreements and instruments representing loans or commitments to loan to officers, directors, employees or agents (other than insurance agents) of any of the Companies or of any entity that is an Affiliate of any of the Companies, (x) contracts of any kind to which the United States government or any of its agencies is a party, or under any federal, state or local law, regulation or executive order, (xi) partnership, joint venture or strategic alliance agreements of any kind and (xii) other agreements, contracts and commitments. Tenere has delivered or made available to FPIC complete and correct copies of all written Contracts together with all amendments thereto and waivers and consents with respect thereto. In addition, Tenere has made available to FPIC complete and correct copies of (i) all insurance policy forms used for products currently marketed by either Intermed or Interlex in its business and that are currently in force, and (ii) all forms of agreements or other arrangements with insurance agents and agencies and third party administrators used by either Intermed or Interlex in its business. All of such Contracts are in full force and effect and each party thereto has performed in all material respects all of the obligations required to be performed by it to date and is not in default thereunder in any material respect. Except as specified on
Schedule 4.1(v), all of such Contracts may be terminated by a Company on thirty days' or less notice with no penalty to any of the Companies. No Contract to which any of the Companies is a party, or by which any of the Companies or any of its respective properties is bound, specifically limits any of the Companies' freedom to compete in any line of business or with any person or entity. None of the Companies has outstanding any power of attorney. All contracts, arrangements or treaties to which either Intermed or Interlex is a party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance are set forth on Schedule 4.1(v) hereto.

                     (w) Compliance with Other Instruments and Laws. None of the Companies is in violation of any term of its charter, articles of incorporation or bylaws, or of any statute, law, ordinance, rule or regulation applicable to it or any of its respective properties or of any material regulatory filing or undertaking of or affecting it or of any judgment, decree or order in which any such Company is named, or in any violation of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or other material instrument, agreement, contract, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its respective properties. All insurance licenses referred to in Schedule 4.1(h) and Schedule 4.1(i) hereto and all material permits, concessions, grants, franchises, other licenses and other governmental authorizations and approvals necessary for the conduct of the business of each of the Companies have been duly obtained and are in full force and effect, and, there are no proceedings pending or, to the best knowledge of Tenere, threatened, that may result in the revocation, cancellation, or suspension, or any adverse modification, of any thereof. The execution, delivery and performance of, and compliance with, this Agreement, and the consummation of the transactions contemplated hereby by Tenere in accordance with the terms hereof, will not result in any such violation or be in conflict with or result in any default under any of the foregoing referred to in this
Section 4.1(w), or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of any of the Companies or the loss, revocation, cancellation, suspension or modification of any insurance license listed in Schedule 4.1(h) and Schedule 4.1(i) hereto, other licenses or material contractual rights held by any of the Companies pursuant to any of the foregoing or result in any such revocation, cancellation, suspension or modification.

                     (x) Regulatory Filings. The Companies have filed or otherwise provided all reports, data, other information and applications required to be filed with or otherwise provided to the Missouri Department, the SEC and all other federal, state or local governmental authorities (including, without limitation, insurance departments) with jurisdiction over any of the Companies and all required regulatory approvals in respect thereof are in full force and effect on the date hereof. Tenere has furnished or made available to FPIC complete and correct copies of (i) the most recent reports of examination issued by state insurance regulatory authorities in respect of Intermed and Interlex, (ii) the most recent insurance holding company registrations and annual reports filed with respect to Intermed and Interlex, (iii) all other regulatory filings by or undertakings of any of the Companies and (iv) all complaints filed by any regulatory agency and other regulatory proceedings initiated or pending with respect to any of the Companies at any time within the preceding five years. Since December 31, 1992, no deficiencies material to the financial condition or operations of Intermed or Interlex or any of the other Companies have been asserted by any state regulatory authorities with respect to any reports or filings made by or with respect to any of the Companies. Tenere has furnished to FPIC copies of all written responses submitted by each of Intermed and Interlex (i) in respect of the most recent examination report of such Company made by a state insurance regulatory authority and (ii) to the National Association of Insurance Commissioners regarding such Company's Insurance Regulatory Information System (IRIS) ratings. Each of the Companies on the Closing Date will have substantially completed, in the ordinary course of its business, consistent with its past practices and to the extent practicable, the preparation of all reports, data, other information and applications that it will be required to file with any federal, state or local governmental authority (including, without limitation, insurance departments) within 60 days following the Closing Date and such unmade filings will be in form and substance sufficient to enable the Companies to complete and make such filings on a timely basis following the Closing Date.

                     (y) Absence of Certain Changes. Since June 30, 1998, none of the Companies has (i) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, (ii) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities relating to the issuance of insurance policies in the ordinary course of Intermed's and Interlex' business, or incurred in the ordinary course of Tenere's business, or obligations and liabilities otherwise reflected on financial statements delivered by Tenere to FPIC, (iii) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, any of its assets, tangible or intangible, (iv) acquired or disposed of any assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, except for assets acquired or disposed of in the ordinary course of business, (v) declared, made, paid or set apart any sums for any dividend or other distribution to its shareholders or any other Affiliate or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, or reclassified such capital stock, (vi) except as set forth on a schedule hereto, paid or become obligated to pay any service fees or other sums to Tenere or any of its Affiliates, (vii) forgiven or canceled any debts or claims or waived any statutory, contractual or common law rights of material value, (viii) entered into any transaction other than in the ordinary course of business, (ix) granted any rights or licenses under any of their respective trade names or entered into general agency arrangements, (x) entered into any agreement regarding reinsurance, surplus relief obligations, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or management of business, (xi) suffered any adverse change in their respective operations, financial condition, income, assets or liabilities, (xii) suffered any damage, destruction or loss, whether or not covered by insurance or reinsurance, materially adversely affecting, in any case or in the aggregate, their respective businesses, financial condition, properties or assets or (xiii) suffered any strike, picketing, boycott or other labor trouble materially adversely affecting their respective businesses, financial condition or operations.

                     (z) Taxes. All Tax returns and information returns, reports, statements, and forms (including estimated Tax and information returns, reports, statements, and forms) (collectively, the "Returns") of each of the Companies and of any member of any affiliated group of corporations (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at the time of the due date for the filing of such Returns) of which any of the Companies is or was a member that are required by law to be filed with any Taxing Authority have been timely filed and are accurate, true and complete in all material respects. Except as set forth on Schedule 4.1(z), all Returns filed with respect to Tax years of the Companies through the Tax year ended December 31, 1994 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law has expired. None of the Returns filed by or on behalf of any of the Companies is currently being audited by any Taxing Authority. All Taxes upon each of the Companies or for which any of the Companies may be liable, or in respect of any of the assets, income or franchises of any of the Companies, have been paid by such Company or have been paid on such Company's behalf, or adequate accruals, reserves and provisions have been established on the books of the Companies for the payment of such Taxes. There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Companies and any Taxing Authority. There are no Tax liens upon any of the properties or assets of any of the Companies. No Taxing Authority has provided any of the Companies or any member of any affiliated group of corporations of which any of the Companies is or was a member with any notice of any audit, investigation, proceeding or claim with respect to any Taxes for which any of the Companies may be liable. None of the Companies nor any member of any affiliated group of corporations (as defined above) of which any of the Companies is or was a member has granted or been requested to grant any waiver of any statute of limitations applicable to any claim for Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency for Taxes for which any of the Companies may be liable. All information set forth in the notes to the Tenere Financial Statements relating to Tax matters is true and complete in all material respects. The accruals and reserves for Taxes (A) reflected in the Tenere Financial Statements, as to Tenere and the Subsidiaries, in the Intermed Quarterly Statement for the quarter ended June 30, 1998 as to Intermed, and in the Interlex Quarterly Statement for the quarter ended June 30, 1998 as to Interlex, are adequate to cover all liabilities for all accrued or unpaid Taxes for which each of the respective Companies has any liability or, as to contested claims, any reasonably estimated liability for Taxes relating to such claims with respect to the periods covered thereby, and (B) established or to be established on the books of each of the Companies for the period beginning June 30, 1998, through the Effective Time will be adequate to cover all such liabilities and reasonably estimated liabilities with respect to such period, all in accordance with (i) GAAP applied on a basis consistent with prior periods as to Tenere and the Subsidiaries and (ii) SAP on a basis consistent with prior periods as to Intermed and Interlex. All ceding commissions paid or accrued by either Intermed or Interlex (for any period as to which any applicable statute of limitations remains open) in connection with any reinsurance, coinsurance, or other similar contract have been capitalized and amortized over the respective life of each such contract in accordance with all applicable Tax laws. Except as set forth on Schedule 4.1(z), none of the Companies is a party to or bound by any contractual obligation to pay any Tax, including any Tax indemnity, Tax sharing, Tax allocation or similar agreement, arrangement, contract, or plan. All elections with respect to Taxes affecting each of the Companies are set forth in Schedule 4.1(z). Since January 1, 1993, none of the Companies nor any Affiliate of any of them has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect any of the Companies). None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. None of the Companies owns any material property subject to a lease that is not a "true" lease for federal income Tax purposes. Each of the Companies has withheld and paid in a timely manner to the proper Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party, and has complied with all information reporting and backup withholding requirements. None of the Companies has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. For purposes of this Agreement, the term "Tax" means (i) any tax, or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person or entity and premium taxes), together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local, foreign or other governmental authority (a "Taxing Authority") responsible for the imposition of any such Tax, (ii) liability of any Company for the payment of any amount described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement as a result of which liability of any of the Companies to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of any of the Companies for the payment of any amount as a result of being party to any tax sharing, allotment, allocation or similar agreement or with respect to the payment of any amount of the type described in
(i) or (ii) as a result of any express or implied obligation (including, but not limited to, an indemnification obligation). For purposes of this Agreement, the term "Tax Asset" means any operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

                     (aa) Insurance Policies. Set forth in Schedule 4.1(aa) hereto is a complete and correct list as of the date hereof of the insurance policies maintained by or for the benefit of any of the Companies or their Affiliates or other officers or directors. Such policies are in full force and effect, all premiums due thereon have been paid and the insured has complied in all material respects with the provisions of such policies.

                     (bb) Transactions with Interested Persons. Except as set forth on Schedule 4.1(bb), no officer or director, or to the best of Tenere's knowledge any employee, agent or broker (or spouse or any child of any thereof) of any of the Companies, or of any corporation that is an Affiliate of any of the Companies, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, employee or director of, any customer, insurance agency, competitor or supplier of any of the Companies or any person or entity that has a material contract or arrangement with any of the Companies.

                     (cc) Bank and Brokerage Accounts. Tenere has provided FPIC with a complete and accurate list of each bank or trust company, other financial institution, mutual fund or stock brokerage firm in which each of the Companies has an account or safe deposit box and each custodial account maintained by each of the Companies and, in each case, the names of such accounts, the account numbers and the names of all persons authorized to draw thereon or to have access thereto. Tenere has provided FPIC with a complete and accurate list of all credit cards issued to any present or past officer, employee or agent of any of the Companies under which any of the Companies has any current or potential future liability.

                     (dd) Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to FPIC or Acquisition Corporation by or on behalf of any of the Companies in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Tenere that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of any of the Companies.

                     (ee)         Employee Benefit Plans.

                          (i)  All plans, funds and programs as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation agreements, employment contracts, severance pay agreements and any other agreements, plans or programs relating to employment whether written or oral ("Benefit Plans") currently maintained, or to which contributions are made, by any of the Companies, or previously maintained, or to which contributions have been made, by any of the Companies for which any of the Companies may be subject to current or potential future liability, are listed and described in Schedule 4.1(ee) hereto. None of the Companies has any obligation to establish, maintain or contribute to any Benefit Plan other than as listed on Schedule 4.1(ee).

                          (ii)  Each of the Companies has provided to FPIC
complete and correct copies of all plan documents of the Benefit Plans listed in Schedule 4.1(ee), including but not limited to, trust agreements, insurance contracts, advance determination letters from the IRS, summary plan descriptions, employee oral communications, the last five years' Form 5500s and the most recent actuarial statements and financial statements.

                          (iii)  All assets of the Benefit Plans listed in
Schedule 4.1(ee) are held in trust or under an insurance contract.

                          (iv)  Other than as set forth in Schedule 4.1(ee),
none of the Companies nor any other corporation, trade or business under common control with any of the Companies (as determined under Code '' 414(b) and (c)) (the "Control Group") has established, maintained or contributed to any employee benefit plan subject to Title IV of ERISA or the funding requirements of Section 412 of the Code.

                          (v)  Each of the Companies and each of the Benefit
Plans has been and presently is in compliance, both in form and operation, with the applicable provisions of ERISA, the Code and all other applicable laws and the regulations issued thereunder. Each of the Benefit Plans listed in
Schedule 4.1(ee) hereto that is intended to be a qualified plan pursuant to Code ' 401(a) is so qualified and has received a favorable determination letter to such effect within the last two years and no action or amendment has been taken or made to adversely effect such determination letter. Each such determination letter is attached hereto as Exhibit 4.1(ee). All reports required by any governmental agency and disclosures required to be made to participants and beneficiaries with respect to the Benefit Plans listed in
Schedule 4.1(ee) have been timely filed or made.

                          (vi  No litigation is pending or, to the best of the
knowledge of Tenere, threatened with respect to any of the Benefit Plans listed in Schedule 4.1(ee) hereto. There is no outstanding request for information concerning any of the Benefit Plans listed in Schedule 4.1(ee) hereto by participants, beneficiaries or governmental agencies. None of the Companies nor any Benefit Plan fiduciary (as defined in ERISA ' 3(21)) has engaged in any transaction in violation of ERISA ' 406(a) or (b) (for which no exemption exists under ERISA ' 408) or any "prohibited transaction" (as defined in ' 4975(c)(2) or ' 4975(d) of the Code).

                          (vii  All contributions, premiums or other payments
for the Benefit Plans listed in Schedule 4.1(ee) hereto attributable to all periods prior to the Closing Date have been made. Each of the Benefit Plans listed in Schedule 4.1(ee) is fully funded or reserves are established and listed therefor on the most recent financial statements of the Companies,
respectively.   If any Benefit Plan listed in Schedule 4.1(ee) were to be
terminated the day following the Closing Date, the assets of such Benefit Plan are, and would be, sufficient to provide all promised benefits including, if necessary, to pay for the purchase of annuities from an A++ (Superior) Best rated insurance company at the then prevailing annuity purchase rates.

                          (viii  None of the Companies nor any member of the
Control Group has contributed to, has been obligated to contribute to, or otherwise participated in any multiemployer plan, as defined in Section 4001(a)(3) of ERISA nor in any multiemployer plan as defined in Section 413(c) of the Code.

                          (ix  None of the Companies has provided, nor has any
obligation to provide, any medical, life of similar benefits to employees following termination of employment except as required in ERISA ' 601. Each of the Companies has complied with ERISA ' 601. None of the Companies has contributed to a nonconforming group health plan (as defined in Code Section 5000(c) and no member of the Control Group has incurred a tax under Code
Section 5000(a) that is or could be a liability of the Companies.

                          (x  All Benefit Plans listed in Schedule 4.1(ee)
hereto and related Contracts, trusts and agreements are legally valid and binding and in full force and effect.

                          (xi  No individual shall accrue or receive
additional benefits, service or accelerated vesting or rights to the payment as a direct result of the transactions contemplated by this Agreement. No payment or benefit accrued under any Benefit Plan or other agreement or arrangement will be subject to Code ' 280G.

                          (ff    Employees.  Set forth in Schedule 4.1(ff)
hereto is a list of all employees, agents (other than insurance agents), consultants and similar persons retained by each of the Companies together with their present rate of compensation (including bonuses) and a description of any existing or proposed written or oral agreements with any of them regarding such employment or engagement. None of the Companies is a party to any collective bargaining or other labor union contract applicable to persons employed by such Company. No Company has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract and there are no formally filed grievances outstanding against any Company or, to Tenere's knowledge, threatened, against any Company, under any such agreement or contract. There are no unfair labor practice complaints pending or, to the best knowledge of Tenere, threatened, against any of the Companies nor any judicial or regulatory proceeding, investigation or inquiry or employee complaint currently pending or, to the best knowledge of Tenere, threatened, against any of the Companies relating to union representation or otherwise.

Tenere is not aware of any current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of any of the Companies, nor of any strikes, slowdowns, work stoppages, lockouts or written threats thereof, by or with respect to any employees of any of the Companies. During the past five years, there have not been any formally filed grievances involving employees of any of the Companies.

                          (gg    Intellectual Property.  There are no United
States or foreign patents or patent applications needed by any of the Companies to operate their respective businesses. Set forth in Schedule 4.1(gg) hereto is a complete list and summary description of all trademarks, trade names, service marks, copyrights (whether registered or as to which registration has been applied for in any jurisdiction) and fictitious names relating to the business of each of the Companies and all common law trademarks, trade names, service marks and other intellectual property used by each of the Companies, none of which is owned by or licensed to anyone other than the Companies.
There is no existing or, to the best knowledge of Tenere, threatened infringement, misuse or misappropriation by others or pending or threatened claims by any of the Companies against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, fictitious name, copyright, trade secret, know-how or other intellectual property relating to the business of any of the Companies.

                          (hh    Brokers.  All activities of the Companies
relating to this Agreement and the transactions contemplated hereunder have been carried on by the Companies in such manner so as not to give rise to any valid claim by any person for a finder's fee, brokerage commission or other like payment other than the fee payable to ABN AMRO Incorporated in connection with the fairness opinion to be issued as contemplated in Section 6.1(k) of this Agreement.

                          (ii    Surplus Relief.  At December 31, 1997,
neither Intermed or Interlex was, currently is, or on the Closing Date will be, subject to any surplus relief obligations or reinsurance contracts or arrangements involving financings or otherwise.

                          (jj    Insurance Issued by Intermed and Interlex.

                                 (i      All insurance or annuity contract
benefits payable by Intermed and Interlex and, to the knowledge of Tenere, by any other person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with Intermed or Interlex have been paid in accordance with the terms of the insurance and other contracts under which they arose.

                                 (ii     No outstanding insurance issued,
reinsured, or underwritten by Intermed or Interlex entitles the holder thereof or any other person to receive dividends, distributions, or other benefits based on the revenues or earnings of any company or any other person.

                                  (iii    All insurance and annuity contracts
offered, issued, reinsured or underwritten by Intermed and Interlex have been duly approved under all applicable insurance laws and regulations and have been fully reserved for as prescribed under such laws and regulations.

                                  (iv     The respective underwriting
standards utilized and ratings applied by Intermed and Interlex and, to the best knowledge of Tenere, by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contracts with Intermed or Interlex conform in all material respects to industry-accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

                                  (v      All amounts (including without
limitation amounts based on paid and unpaid losses) to which each of Intermed and Interlex is entitled under reinsurance, coinsurance, assumption fronting or other similar contracts by which Intermed or Interlex insures, or is insured by, a third person against loss or liability from risks assumed, are fully collectible.

                                  (vi     Each insurance agent or general
agent employed by any of the Companies, and to the best knowledge of Tenere, each other insurance agent or general agent, at the time such agent offered, wrote, sold or produced business for Intermed or Interlex, was duly licensed as an insurance agent for the business offered, written, sold or produced by such agent in the particular jurisdiction in which such agent offered, wrote, sold or produced such business for Intermed or Interlex. Except as set forth on
Schedule 4.1(jj), no such insurance agent, general agent or any group of affiliated agents has written 5% or more of Intermed's or Interlex' total in-force premium.

                                  (vii    To the  best of Tenere's knowledge,
no insurance agent or general agent of Intermed or Interlex has violated (or with or without notice or lapse of time or both, will or would have violated) any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to, or engaged in any misrepresentation with respect to, the writing, sale or production of business for Intermed or Interlex.

                                  (viii   Neither Intermed nor Interlex has
ever issued any individual retirement annuity (within the meaning of section 408(b) of the Code) or any annuity contract intended to satisfy the requirements of section 403(b) of the Code. Neither Intermed nor Interlex serves or has sponsored or maintained any master, prototype, volume submitter, mass submitter or similar type of retirement plan intended to qualify under section 401(a) of the Code for the benefit of employees of another employer. Neither Intermed nor Interlex serves or has served as plan administrator or plan recordkeeper for any employee benefit program for the benefit of employees of another employer.

                                  (ix     The tax treatment under the Code of
all Products (as hereinafter defined) is and at all times has been the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such

Products qualify or purported to qualify at the time of their offer, issuance or purchase. Neither Intermed nor Interlex has ever issued any ERISA Product (as hereinafter defined). For purposes of this Agreement, (i) the term "Products" means all insurance, annuity or investment contracts, financial products, employee benefit plans, individual retirement accounts or annuities or any similar or related contracts or products, whether individual, group or otherwise, at any time offered, issued or underwritten by Intermed or Interlex and (ii) the term "ERISA Product" means any Product that constitutes an arrangement that is intended to satisfy the requirements of section 79, 105, 401(a), 403(a), 403(b) or 408 of the Code.

                                  (x      None of the Products constitute
"life insurance" contracts as that term is defined in Code Section 7702(a).

                                  (xi     All reinsurance agreements between
either Intermed or Interlex and any non-licensed or non-approved insurer are secured by letters of credit or other security meeting applicable statutory requirements sufficient to allow Intermed or Interlex, as the case may be, to take full credit in its accounting and financial statements for such reinsurance.


                          (kk    No Threatened Cancellation.  Since January 1,
1997, no policyholder, group of policyholder Affiliates or persons writing, selling or producing insurance business that individually or in the aggregate accounted for 5% or more of the premium or annuity income determined in accordance with SAP of either Intermed or Interlex for the year ended December 31, 1996, has terminated or, to the best knowledge of Tenere, threatened to terminate, its relationship with Intermed or Interlex.

                          (ll    Computer Software.  Set forth on Schedule
4.1(ll) hereto is a complete and correct list and summary description of all computer hardware, software and programs owned by or licensed to each of the Companies or being utilized in connection with the business, operations or affairs of any of the Companies. The computer hardware, software, programs and similar systems set forth on Schedule 4.1(ll) hereto are all of the computer hardware, software, programs and similar systems necessary to enable each of the Companies to conduct their respective businesses as presently conducted. Each of the Companies has, and at all times after Closing will have, the right to use, free and clear of any royalty or other payment obligations (except as disclosed in Schedule 4.1(ll)), to the best knowledge of the Companies claims of infringement or alleged infringement or other liens all computer hardware, software, programs and similar systems disclosed in Schedule 4.1(ll) hereto.
To the best knowledge of the Companies, none of the Companies is in conflict with or in violation or infringement of, nor has any of the Companies received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any computer hardware, software or programs, including without limitation any such item disclosed on Schedule 4.1(ll) hereto. The hardware, software and all related systems and applications (collectively, the "Computer Systems") of each Company include design, performance and functionality so that the Companies do not reasonably expect to experience invalid or incorrect results or abnormal hardware or software operation related to calendar year 2000.

                          (mm    Books and Records.  The minute books and
other similar records of each of the Companies contain a complete and correct record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and board of directors of each of the Companies, respectively and of each committee thereof. The books and records of each of the Companies accurately reflect in all material respects the business or condition of each of the Companies, respectively, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

                          (nn    No Investment Company.  None of the Companies
is, and none of the Companies has registered as, an investment company within the meaning of the Investment Company Act of 1940, as amended. None of the Companies maintains any separate account or similar fund for the benefit of any policyholder or annuitant.

                          (oo    Investment Portfolio.  Tenere has provided
FPIC with a complete and correct list as of June 30, 1998, of all stocks, notes, debentures, bonds, mortgage loans, policy loans and other securities and investments owned of record or beneficially by each of Intermed and Interlex, which as of such date constituted the entire investment portfolio of each of Intermed and Interlex (which portfolio with additions and deletions thereto in the ordinary course of business as permitted by this Agreement is hereafter called the "Investment Assets"). Each of Intermed and Interlex has good and indefeasible title to its Investment Assets, and all of its Investment Assets are in compliance with the requirements of all applicable laws and insurance regulations. As of the Closing, the investment portfolios of Intermed and Interlex shall consist of the Investment Assets, and each of Intermed and Interlex shall own and have good and indefeasible title to its Investment Assets.

                          (pp    Discussions with Regulators.  No employee,
agent or representative of any of the Companies has had any discussions or communications with any regulators regarding an adverse change in Intermed's or Interlex' or any of the other Companies' condition (financial or otherwise) or regarding a material breach of market conduct requirements of Intermed or Interlex or any of the other Companies.

                          (qq    Regulatory Matters.  No Company or any
Affiliate thereof has taken or agreed to take any action, and Tenere does not have any knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any consents of regulatory authorities referred to in Section 4.1(d).

                          (rr    State Takeover Laws.  Each Company has taken
all necessary actions to exempt the transactions contemplated by this Agreement from any applicable "moratorium", "fair price", "business combination", "control share" or other anti-takeover laws, including, without limitation, Sections 351.410 through 351.464 of the GBCLM.

         Section 4.2 Representations and Warranties of FPIC and Acquisition Corporation. Each of FPIC and Acquisition Corporation represents, warrants and, to the extent that an item relates to a future time period, covenants to Tenere as follows:

                     (a Organization and Good Standing. Each of FPIC and Acquisition Corporation is a Florida corporation, validly existing and in good standing under the laws of the State of Florida.

                     (b Power and Authority. Each of FPIC and Acquisition Corporation has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated hereby to be executed by it. The execution, delivery and performance by FPIC and Acquisition Corporation of this Agreement and any other agreements or instruments contemplated hereby to be executed by FPIC and Acquisition Corporation have been duly authorized by all requisite action on behalf of FPIC and Acquisition Corporation and, except for obtaining the approval of this Agreement by FPIC (as the sole shareholder of Acquisition Corporation) (which approval FPIC shall give prior to the Closing Date), no other authorization or approval by the Board of Directors or shareholder of FPIC or Acquisition Corporation or any other Affiliate of FPIC is necessary to consummate the transactions contemplated hereby. This Agreement constitutes, and each other agreement contemplated hereby to be executed by FPIC or Acquisition Corporation will constitute when executed and delivered, a valid and legally binding obligation of FPIC and Acquisition Corporation enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

                     (c No Conflicts. The execution and delivery of this Agreement and any other agreements and instruments contemplated hereby by FPIC and Acquisition Corporation and the consummation of the transactions contemplated hereby, in accordance with the terms hereof and thereof, upon receipt of the consents and approvals contemplated by Section 4.2(d), will not violate any existing provision of the Articles of Incorporation, Bylaws or other organizational documents of FPIC or Acquisition Corporation or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to either FPIC or Acquisition Corporation or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which FPIC or Acquisition Corporation is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.

                     (d Consents and Approvals. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission or any third party is required to be obtained or made by FPIC or Acquisition Corporation in connection with the execution, delivery, performance, validity, and enforceability of this Agreement, except for (i) filings to be made with, and approvals to be obtained from, the Missouri Department and the insurance departments of other states or jurisdictions, (ii) filings under the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and (iii) registrations, declarations or filings required to be made subsequent to the Closing Date with any governmental entity or third party not entailing any requirement of consent, license, approval, order or authorization on the part of such governmental entity or third party.

                     (e Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to Tenere by or on behalf of FPIC or Acquisition Corporation in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to FPIC or Acquisition Corporation that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of FPIC or Acquisition Corporation.

                     (f Brokers. All activities of FPIC and Acquisition Corporation relating to this Agreement and the transactions contemplated hereunder have been carried on by FPIC and Acquisition Corporation in such manner so as not to give rise to any valid claim by any person against Tenere for a finder's fee, brokerage commission or other like payment.

                                   ARTICLE 5

                                   COVENANTS

         Section 5.1 Covenants of Tenere. From the date hereof through the Closing Date, Tenere will and will cause the Subsidiaries to:

                     (a Access to Information. Upon reasonable notice, give FPIC and its attorneys, accountants, agents and representatives full access to all the properties, books, records, contracts, commitments, employee benefit plans, documents, instruments and other records of or pertaining to each of the respective Companies and permit FPIC and its attorneys, accountants, agents and representatives to consult with and ask questions of the officers and employees of each Company; deliver to FPIC all audited or unaudited quarterly or annual financial statements of each such Company prepared subsequent to the date of this Agreement; and cooperate with and assist FPIC in discussions with insurance regulators regarding each of the Companies' financial condition and compliance with insurance laws and regulations.

                     (b Conduct of Business. Keep the books and records of each Company consistent in all material respects with prior periods and, with respect to Intermed and Interlex, in accordance with SAP and, with respect to the consolidated group consisting of Tenere and the

Subsidiaries, in accordance with GAAP, and conduct their respective businesses and corporate affairs in the ordinary course consistent in all material respects with past practices, and will not:

                                  (i     issue or sell any of their respective
capital stock, or any options, warrants, calls or securities convertible into such capital stock, or enter into any agreement to do any of the foregoing, or make any change in its capital structure either by way of stock split, stock dividend or otherwise;

                                  (ii)     declare or pay any dividends or make
any distribution in respect of capital stock, or purchase, redeem or otherwise acquire or retire any capital stock;

                                  (iii)   other than in the ordinary course of
business, without the prior written consent of FPIC enter into or assume any contract or commitment, or terminate or amend any existing contract or commitment, or incur or prepay any indebtedness for borrowed money;

                                  (iv)     make any loans or advance any funds
to anyone or extend credit;

                                  (v)     except as contemplated in this
Agreement, enter into, amend or accelerate any payment or contribution under any employment, agency or consulting agreement or Benefit Plan;

                                  (vi)     other than in the ordinary course of
business, without the prior consent of FPIC, which consent shall not be unreasonably withheld, hire any new employees or make any changes affecting the rates of compensation of, or pay any bonuses to (other than accrued bonuses under current Benefit Plans), or grant any other benefit to, their respective current directors, officers, agents or employees;

                                  (vii)   other than in the ordinary course of
business, create or assume any mortgage or other lien or encumbrance on, or dispose of, any of their respective assets or properties;

                                  (viii)  other than in the ordinary course of
business, acquire any assets or any properties or make any investments, or enter into any agreements to acquire any assets or properties or to make any investments;

                                  (ix)     except as permitted under Section
3.4, merge or consolidate with any other corporation, or acquire or agree to acquire any stock (except investments in the ordinary course of business) of any person, firm, association, corporation or other business organization;

                                  (x)     make any change in their respective
Articles of Incorporation or Bylaws;

                         (xi)    without the prior written consent of FPIC,
enter into any arrangement with any person with respect to any United States or foreign patents, patent applications, trademarks, service marks, applications for registration of trademarks or service marks, trade names, fictitious names, copyrights, know-how or trade secrets owned by any of them, or in any way relating to their respective businesses;

                         (xii)   without the prior written consent of  FPIC,
make any election with respect to the computation of taxes or take any position in any tax return that could have an adverse effect on any of the Companies;

                         (xiii)  other than in the ordinary course of business,
without the prior written consent of FPIC make any other change in their businesses, business practices or operations; or

                         (xiv)   enter into any agreement to do any of the
foregoing.

                     (c Consultation with FPIC Pending Closing. Confer and consult with FPIC on all material business decisions affecting the future performance of each of the Companies, other than decisions made in the ordinary course of business consistent in all material respects with past practices, including in particular with respect to Intermed and Interlex on all material business decisions involving (i) increases or decreases in the credited rate of insurance products issued by Intermed or Interlex and (ii) Intermed's and Interlex' investment policy.

                     (d Disposition of Shares. With respect to Tenere, not dispose of, encumber or grant any rights regarding any of the capital stock of any Subsidiary.

                     (e Intercompany Accounts. At least five days before the Closing, deliver to FPIC a complete and correct list and summary description of all intercompany accounts between Tenere, Intermed, Interlex and/or ISI, or any Affiliate of Tenere.

                     (f Preservation of Business. Use all reasonable efforts to (i) preserve intact each of the Companies' present business organization, reputation, employees, agents, customers and suppliers, and with respect to Intermed and Interlex, relations with policyholders, (ii) maintain all licenses of each of the Companies to do business in each jurisdiction in which they are so licensed, (iii) maintain in full force and effect all agreements of each Company (except as otherwise contemplated by this Agreement) and (iv) maintain all assets and properties of each Company in good working order and condition, ordinary wear and tear excepted.

                     (g Investment Portfolio Requirements. Notify and obtain the written approval of FPIC, which approval shall not be unreasonably withheld, prior to making any changes to Intermed's or Interlex' investment portfolio or the Investment Assets that are not in the ordinary course of business or that are inconsistent in any material respect with Intermed's or Interlex' present or past investment practices and policies.

                     (h Surplus Items. Take no actions other than in the ordinary course of business as contemplated by this Agreement or as required by law, without the prior written consent of FPIC, that could cause or result in a reduction in the amount of Intermed's or Interlex' aggregate statutory capital, surplus, asset valuation reserve and interest maintenance reserve, as set forth in the Intermed's Interlex' Quarterly Statements for the quarter ended June 30, 1998.
                     (i Notice and Cure. Notify FPIC promptly in writing of, and contemporaneously provide FPIC with complete and correct copies of any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of Tenere under this Agreement to be breached, or that renders or could render untrue any representation or warranty of Tenere contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Tenere in this Agreement, whether occurring or arising before or after the date of this Agreement.

                     (j Further Actions. Execute, acknowledge and deliver any further documents, including, but not limited to, any financial statements of Intermed and Interlex filed with the Missouri Department after the date hereof, reasonably requested by FPIC consistent with the terms of this Agreement.

                     (k Reasonable Efforts. Use its reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.1 hereof.

                     (l Fund Plan Deficits. If requested by FPIC fund any and all actuarial deficits existing in any Benefit Plan listed on Schedule 4.1(ee ) of this Agreement except to the extent that such funding could (i) cause the Benefit Plan to fail to qualify under section 401(a) of the Code with respect to some or all persons with beneficial interests in the Benefit Plan (determined without regard to any modification to the Benefit Plan's benefit formula that could be made to prevent such disqualification) or (ii) cause the imposition of an excise tax under section 4972 of the Code.

         Section 5.2 Covenants of FPIC and Acquisition Corporation. From the date hereof through the Closing Date, FPIC and Acquisition Corporation will each:

                     (a Further Actions. Execute, acknowledge and deliver any further documents reasonably requested by Tenere consistent with the terms of this Agreement.

                     (b) Reasonable Efforts. Use their reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.2 hereof.

                     (c) Notice and Cure. Notify Tenere promptly in writing of, and contemporaneously provide Tenere with complete and correct copies of, any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of FPIC or Acquisition Corporation under this Agreement to be breached, or that renders or could render untrue any representation or warranty of FPIC or Acquisition Corporation contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by FPIC or Acquisition Corporation in this Agreement, whether occurring or arising before or after the date of this Agreement.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

         Section 6.1 FPIC and Acquisition Corporation. The obligations of FPIC and Acquisition Corporation to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                     (a Representations and Warranties. The representations and warranties of Tenere set forth in this Agreement shall, (i) to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date and (ii) to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and FPIC shall have received a certificate to such effect executed on behalf of Tenere by its Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date.

                     (b Performance of Obligations. Tenere and the Subsidiaries shall have performed in all material respects all of their obligations contained in this Agreement to be performed on or prior to the Closing Date, and FPIC shall have received a certificate to such effect, executed on behalf of Tenere by its Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date.

                     (c Authorization. All corporate action necessary to authorize the execution, delivery and performance by Tenere of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Tenere and Tenere shall have furnished FPIC with copies of all applicable resolutions adopted by the Board of Directors and shareholders of Tenere certified by the Secretary or Assistant Secretary of Tenere.

                     (d Threatened or Pending Proceedings. No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated hereby or seeking damages or other relief as a result thereof.

                     (e Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired without objection or been terminated and any necessary approval of the Missouri Department and the insurance departments of other states and jurisdictions, and all other consents of any person required to permit the consummation of the transactions contemplated by this Agreement without any violation by FPIC, Acquisition Corporation, Tenere or the Subsidiaries of any law or obligation shall have been obtained and such approvals and consents shall not contain any materially burdensome conditions or requirements on or applicable to FPIC, Acquisition Corporation, Tenere or any Subsidiary.

                     (f Legal Opinions. FPIC shall have received the opinion of Thompson Coburn, substantially in the form attached hereto as of Exhibit 6.1(f).

                     (g No Adverse Change. Since June 30, 1998, there shall not have been, occurred or arisen any event, development, transaction, condition or state of facts of any character (including without limitation any damage, destruction or loss whether or not covered by insurance or reinsurance) that individually or in the aggregate has or could have a Material Adverse Effect on or with respect to any Company.

                     (h Secretary's Certificates. FPIC shall have received from Tenere (i) a certificate dated the Closing Date from Tenere's Secretary attaching (A) a copy of Tenere's Articles of Incorporation certified by the Secretary of State of Missouri, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Tenere's Bylaws, and (C) a Good Standing Certificate for Tenere from the Secretary of State of Missouri, which Certificate shall be dated no more than ten days prior to the Closing Date, (ii) a certificate dated the Closing Date from Intermed's Secretary attaching (A) a copy of Intermed's Articles of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Intermed's Bylaws, (C) a Good Standing Certificate for Intermed from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date, and
(D) Certificates of Status and Authority for Intermed from the Missouri Department and the Kansas Department of Insurance, (iii) a certificate dated the Closing Date from Interlex' Secretary attaching (A) a copy of Interlex' Articles of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date,
(B) a copy of Interlex' Bylaws, (C) a Good Standing Certificate for Interlex from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date and (D) Certificates of Status and Authority for Interlex from the Missouri Department and the Kansas Department,
(iv) a certificate dated the Closing Date from ISI's Secretary attaching (A) a copy of ISI's Certificate of Incorporation, certified by the Missouri Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of ISI's Bylaws and (C) a Good Standing Certificate for ISI from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date, and (v) a certificate dated the Closing Date from Trout's Secretary attaching (A) a copy of Trout's Articles of Incorporation, certified by the Missouri

Secretary of State, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Trout's bylaws, and (C) a Good Standing Certificate for Trout from the Missouri Secretary of State, which Certificate shall be dated not more than ten days prior to the Closing Date.

                     (i Shareholder Approval. Tenere's shareholders shall have approved this Agreement and the Merger and Tenere shareholders holding more than ten percent of the outstanding Tenere's Stock shall not have delivered to Tenere a written objection to the Merger pursuant Section 351.455 of the GBCLM.

                     (j Fairness Opinion. Tenere shall have received from ABN AMRO Incorporated, as of the date of the mailing of the proxy statement of Tenere to its shareholders with respect to the Merger, its opinion that the terms of the Merger are fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

                     (k Resignation of Directors. Each member of Tenere's Board of Directors shall have executed and delivered a resignation from such Board, effective immediately following the Effective Time.

         Section 6.2 Conditions to the Obligations of Tenere. The obligation of Tenere to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                     (a Representations and Warranties. The representations and warranties of FPIC and Acquisition Corporation set forth in this Agreement shall, to the extent such representations and warranties are not qualified by a materiality standard, be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and the representations and warranties of FPIC and Acquisition Corporation set forth in this Agreement shall, to the extent such representations and warranties are qualified by a materiality standard, be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective Chief Executive Officers and Chief Financial Officers, and dated as of the Closing Date.

                     (b Performance of Obligations. FPIC and Acquisition Corporation shall have performed in all material respects all of their respective obligations contained in this Agreement to be performed on or prior to the Closing Date, and Tenere shall have received certificates to such effect, executed on behalf of FPIC and Acquisition Corporation by their respective Chief Executive Officers and Chief Financial Officers, and dated as of the Closing Date.

                     (c Threatened or Pending Proceedings. No proceedings shall have been threatened or initiated by any person to enjoin or restrain the consummation of the transactions contemplated hereby or seeking damages or other relief as a result thereof.

                     (d Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired without objection or been terminated and any necessary approvals of the Missouri Department and the insurance departments of other states or jurisdictions and all other consents listed on Schedule 4.1(d) required to permit consummation of the transactions contemplated by this Agreement without any violation by Tenere or the Subsidiaries of any law or obligation shall have been obtained.

                     (e Legal Opinion. Tenere shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., substantially in the form attached hereto as Exhibit 6.2(e).

                     (f Shareholder Approval. The Tenere shareholders shall have approved the Merger.

                     (g   Authorization.  All corporate action necessary to
authorize the execution, delivery and performance by FPIC and Acquisition Corporation of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by FPIC and Acquisition Corporation, and FPIC and Acquisition Corporation shall have furnished Tenere with copies of all applicable resolutions adopted by their respective Boards of Directors, certified in each case by a Secretary or Assistant Secretary of FPIC and Acquisition Corporation, respectively.

                     (h Deposit with Exchange Agent. There shall have been deposited with the Exchange Agent the Exchange Fund in accordance with Section 2.3(a).

                     (i Fairness Opinion. Tenere shall have received from ABN AMRO Incorporated, as of the date of the mailing of the proxy statement of Tenere to its shareholders with respect to the Merger, its opinion that the terms of the Merger are fair to the shareholders of Tenere from a financial point of view, and such opinion shall not have been withdrawn between the date of its delivery and the Effective Time.

                                   ARTICLE 7

                                    CLOSING

         Section 7.1 Closing. A closing (the "Closing") for the consummation of the transactions contemplated herein shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Jacksonville, Florida, at 10:00 A.M., local time, on the second business day following the date on which all of the conditions set forth in Article 6 have been (or can be at the Closing) satisfied or have been waived by the party permitted to do so (the "Closing Date").

         Section 7.2  Filings at the Closing.  Subject to the provisions of
Article 6 hereof, FPIC and Tenere shall at the Closing cause the Articles of Merger to be filed and recorded in accordance with the provisions of Section
607.1105 of the FBCA and Sections 351.410 and 351.458 of the GBCLM and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 8

                                  TERMINATION

         Section 8.1 Termination. This Agreement, other than the obligations contained in Section 3.5(f), Article 9 and Section 10.2, which shall survive any termination of this Agreement, may be terminated as to all parties hereto and the transactions contemplated herein abandoned prior to the Closing:

                     (a  by the mutual consent of the parties hereto;

                     (b by FPIC at any time after February 15, 1999, if at such time the conditions set forth in Section 6.1 hereof have not been satisfied through no fault of FPIC or Acquisition Corporation and FPIC gives Tenere notice of such termination;

                     (c by FPIC at any time after holders of greater than ten percent of the outstanding Tenere's Stock have delivered to Tenere a written objection to the Merger pursuant to the provisions for dissenters' rights provided by the GBCLM;

                     (d by Tenere at any time after February 15, 1999, if at such time the conditions set forth in Section 6.2 hereof have not been satisfied through no fault of Tenere or any other party and Tenere gives FPIC notice of such termination;

                     (e by Tenere in accordance with the provisions of Section 3.4; and

                     (f by FPIC and Acquisition Corporation in accordance with the provisions of Section 3.4.

                     Termination of this Agreement as provided in this Agreement shall not affect any other rights or remedies any party may have at law, in equity or otherwise for breach of this Agreement or otherwise, including, but not limited to, any right FPIC and Acquisition Corporation may have to receive the fee specified in Section 3.4(e) hereof.

                                   ARTICLE 9

                                CONFIDENTIALITY

         Section 9.1 Confidentiality. From and after the date hereof, unless otherwise agreed to by the parties, each of the parties shall keep, and shall ensure that its directors, officers, employees, contractors, consultants and agents keep, confidential all information acquired from another party pursuant to this Agreement or otherwise, including the contents of this Agreement and any document delivered pursuant thereto or in connection therewith, except that the foregoing restriction shall not apply to any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement, (ii) was already known to the recipient party as evidenced by prior written documents in its possession (unless the information is covered by a prior confidentiality agreement between the parties), (iii) is disclosed to the recipient party by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder, (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder, (v) is submitted by the recipient party to governmental authorities or regulatory bodies to facilitate the issuance of approvals necessary or appropriate for the operation of their businesses, provided that reasonable measures shall be taken to assure confidential treatment of such information, (vi) is provided by the recipient party to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement and with the consent of the other party or (vii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Without limiting the generality of the foregoing, no press release or similar public announcement or disclosure concerning this Agreement or the transactions contemplated herein shall be made by any party hereto without the prior consent of the other parties unless the party making the announcement or disclosure is informed by such party's counsel that such information is required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Any party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other parties from any violation or threatened violation of this Section.

                                   ARTICLE 10

                                 MISCELLANEOUS

         Section 10.1 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court sitting in Duval County, Florida or Greene County, Missouri, and each party agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given properly pursuant to the United States Federal Rules of Civil Procedure or other applicable rules.

         Section 10.2 Expenses. Each party shall bear its respective legal and other costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby without right of reimbursement from any other party.

         Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telegraphed, telexed (with appropriate answerback received), sent by facsimile transmission (with immediate confirmation thereafter) or sent by registered, certified or express mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed (provided the correct answerback is received) or sent by facsimile transmission (provided confirmation is received immediately thereafter); or if mailed, upon receipt or rejection by the addressee; or if sent by overnight courier, one business day after the date of delivery to the courier service marked for overnight delivery; in each case addressed as follows:

                     (a)  If to FPIC or Acquisition Corporation, to:

                          Florida Physicians Insurance Company, Inc.
                          1000 Riverside Avenue, Suite 800
                          Jacksonville, Florida 32204
                          Attention:  William R. Russell
                          Telephone: (904)354-5910
                          Facsimile:  (904)350-1049

                          with a copy to:

                          John R. Byers, Esq.
                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          50 North Laura Street, Suite 2800
                          Jacksonville, FL  32202-3650
                          Telephone:  904/354-8000
                          Facsimile:  904/353-1673

                     (b)  If to Tenere, to:

                          The Tenere Group, Inc.
                          1903 E. Battlefield
                          Springfield, Missouri 65804-3801
                          Attention:  Raymond A. Christy, M.D.
                          Telephone:  (417) 889-1010
                          Facsimile:   (417) 889-1099

                          with a copy to:

                          Robert M. LaRose, Esq.
                          Thompson Coburn
                          One Mercantile Center
                          St. Louis, Missouri 63101
                          Telephone: 314/552-6000
                          Facsimile: (314) 552-7000

or to such other address as the parties hereto may specify from time to time by notice given as provided herein.

         Section 10.4 Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

         Section 10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

         Section 10.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, sets forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         Section 10.8 Waivers. The provisions of this Agreement may only be waived by an instrument in writing executed by the party granting the waiver. The failure of a party at any time or times to require performance of any provision hereof in any instance shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement in respect of any subsequent instance. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition in respect of any subsequent instance or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Without limiting the generality of the foregoing, no action taken pursuant to this Agreement, other than proceeding with the consummation of the transactions contemplated herein, shall be deemed to constitute a waiver by the party taking such action or of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

         Section 10.9 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, respectively, of this Agreement unless otherwise indicated. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

         Section 10.10 No Assignment. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, except that FPIC may assign all of its rights, interests and obligations hereunder to FPIC Insurance Group, Inc., provided that FPIC Insurance Group, Inc. agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

         Section 10.11 No Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements contained in this Agreement or in any Schedule, certificate or letter delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                      THE TENERE GROUP, INC.


                      By
                        --------------------------------------------------------
                               Raymond A. Christy, M.D., President
                               and Chief Executive Officer


                      FLORIDA PHYSICIANS INSURANCE
                      COMPANY, INC.


                      By
                        --------------------------------------------------------


                      TGI ACQUISITION CORPORATION

                      By
                         -------------------------------------------------------

                               TABLE OF CONTENTS



ARTICLE 1 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.1  Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.2  Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.3  Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.4  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         Section 1.5  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         Section 1.6  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2


ARTICLE 2 EFFECT OF THE MERGER ON SHAREHOLDERS AND OPTION HOLDERS . . . . . . . . . . . . . . . . . . . . .   2

         Section 2.1 Conversion of Tenere's Common Stock and

                     Options and Acquisition Corporation's Common Stock . . . . . . . . . . . . . . . . . .   2

         Section 2.2 Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         Section 2.3 Exchange of Shares and Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         Section 2.4 No Further Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 2.5 Closing of Tenere's Stock Transfer Books.  . . . . . . . . . . . . . . . . . . . . . .   5


ARTICLE 3 CERTAIN AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 3.1 Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 3.2 Communications With Agents, Employees or Policyholders   . . . . . . . . . . . . . . .   5

         Section 3.3 Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         Section 3.4 No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         Section 3.5 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         Section 3.6 Certain Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


         Section 3.7 Reinsurance Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         Section 3.8 List of Shareholders and Optionees   . . . . . . . . . . . . . . . . . . . . . . . . .   9

         Section 3.9 Directors' and Officers' Indemnification   . . . . . . . . . . . . . . . . . . . . . .   9


ARTICLE 4 REPRESENTATIONS AND WARRANTIES . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         Section 4.1 Representations and Warranties of Tenere   . . . . . . . . . . . . . . . . . . . . . .   9

         Section 4.2 Representations and Warranties of FPIC

                     and Acquisition Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


ARTICLE 5 COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 5.1 Covenants of Tenere  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 5.2 Covenants of FPIC and Acquisition Corporation  . . . . . . . . . . . . . . . . . . . .  33


ARTICLE 6 CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         Section 6.1  FPIC and Acquisition Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . .  34


ARTICLE 7 CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .  37

         Section 7.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         Section 7.2  Filings at the Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


ARTICLE 8 TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . .  38

         Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


ARTICLE 9 CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         Section 9.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


ARTICLE 10 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 10.1  Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . .  39

         Section 10.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 10.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         Section 10.4  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.8  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.9  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 10.10 No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         Section 10.11 No Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . .  42

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

       The AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1") is entered into as of this ____ day of January, 1999 by and among FLORIDA PHYSICIANS INSURANCE COMPANY, INC., a Florida corporation ("FPIC"), TGI ACQUISITION CORPORATION, a Florida corporation (the "Acquisition Corporation"), and THE TENERE GROUP, INC., a Missouri corporation ("Tenere").

                                    RECITALS

       WHEREAS, on October 2, 1998, each of FPIC, Acquisition Corporation and Tenere executed and delivered an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which FPIC would acquire all of the outstanding stock of Tenere through the merger of Acquisition Corporation with and into Tenere in accordance with the Merger Agreement, and

       WHEREAS, FPIC, Acquisition Corporation and Tenere now desire to modify and amend the Merger Agreement as set forth herein.

       NOW, THEREFORE, in consideration of the Merger Agreement and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

       1. Capitalized Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.


       2. Amendment. Article 8 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

                                    ARTICLE 8

                                   TERMINATION

            Section 8.1  Termination.   This Agreement, other than the
       obligations contained in Section 3.4(f), Article 8 and Section 10.2, which shall survive any termination of this Agreement, may be terminated as to all parties hereto and the transactions contemplated herein abandoned prior to the Closing:

              (a)   by the mutual consent of the parties hereto;

              (b) by FPIC at any time after March 31, 1999. If at such time the conditions set forth in Section 5.1 hereof have not been satisfied through no fault of FPIC or Acquisition Corporation and FPIC gives Tenere notice of such termination;

              (c) by FPIC at any time after holders of greater than ten percent of the outstanding Tenere's Stock have delivered to Tenere a written objection to the Merger pursuant to the provisions for dissenters' rights provided by the GBCLM;

              (d) by Tenere at any time after March 31, 1999, if at such time the conditions set forth in Section 6.2 hereof have not been satisfied through no fault of Tenere or any other party and Tenere gives FPIC notice of such termination;

              (e)   by Tenere in accordance with the provisions of Section 3.4;
       and

              (f) by FPIC and Acquisition Corporation in accordance with the provisions of Section 3.4.

              Termination of this Agreement as provided in this Agreement shall not affect any other rights or remedies any party may have at law, in equity or otherwise for breach of this Agreement or otherwise, including, but not limited to, any right FPIC and Acquisition Corporation may have to receive the fee specified in Section 3.4(a) hereof.

       3. Ratification of Merger Agreement. Except as specifically provided herein, the Merger Agreement shall remain in full force and effect and is expressly ratified hereby.


       4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       5. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                      FLORIDA PHYSICIANS INSURANCE COMPANY, INC.

                      By:
                          ------------------------------------------------------
                               Name:    Robert B. Finch
                               Title:   Senior Vice President and
                                        Chief Financial Officer

                      TGI ACQUISITION CORPORATION

                      By:
                          ------------------------------------------------------
                               Name:    Robert B. Finch
                               Title:   Vice President and Secretary

                             THE TENERE GROUP, INC.

                      By:
                          ------------------------------------------------------
                               Name:
                               Title:   President/CEO

                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

       This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment") is made as of March ___, 1999, among FLORIDA PHYSICIANS INSURANCE COMPANY, INC., a Florida corporation ("FPIC"), TGI ACQUISITION CORPORATION, a Florida corporation ("Acquisition Corporation"), and THE TENERE GROUP, INC., a Missouri corporation ("Tenere").

                                    RECITALS:

       WHEREAS, FPIC, Acquisition Corporation and Tenere have previously entered into an Agreement and Plan of Merger, dated October 2, 1998 (the "Merger Agreement"), as amended by Amendment No. 1 dated January __, 1999 pursuant to which FPIC would acquire all of the outstanding stock of Tenere through the merger of Acquisition Corporation into Tenere in accordance with the terms and conditions of the Merger Agreement; and

       WHEREAS, certain amendments to the Merger Agreement have now become necessary;

       NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FPIC, Acquisition Corporation, and Tenere hereby agree as follows:

       1. The references in Section 2.3 "Exchange of Shares and Options" to "Schedule 4.1(e) (as revised pursuant to Section 3.9)" are hereby amended to read "Schedule 4.1(e) (as revised pursuant to Section 3.8)."

       2. The reference in Section 4.1(hh) "Brokers" to "the fairness opinion to be issued as contemplated in Section 6.1(k) . . ." is hereby amended to read "the fairness opinion to be issued as contemplated in Section 6.1(i)."

       3. The reference in the first paragraph of Section 8.1 "Termination" to "obligations contained in Section 3.5(f). . ." is hereby amended to read "obligations contained in Section 3.4(f) . . .," and the reference in the last paragraph of Section 8.1 to the "fee specified in Section 3.4(e)" is hereby amended to read "fee specified in Section 3.4(f) . . . ."

       IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Agreement and Plan of Merger as of the day and year first above written.

                            THE TENERE GROUP, INC.


                            ----------------------------------------------------
                            Raymond A. Christy, M.D., President and Chief Executive Officer


                            FLORIDA PHYSICIANS INSURANCE
                            COMPANY, INC.


                            ----------------------------------------------------
                            By:
                            Its:


                            TGI ACQUISITION CORPORATION


                            ----------------------------------------------------
                            By:
                            Its: